UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 18, 2019

Commission File Number: 1-11917

FBL FINANCIAL GROUP INC
(Exact name of registrant as specified in its charter)

Iowa			42-1411715
(State or other jurisdiction of incorporation or organization)			(I.R.S. Employer Identification No.)

5400 University Avenue,	West Des Moines,	Iowa	50266-5997
(Address of principal executive offices)			(Zip Code)

		(515)	225-5400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, without par value	FFG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 18, 2019, FBL Financial Group, Inc. (the “Company”) announced the appointment of Daniel D. Pitcher as Chief Executive Officer, effective January 1, 2020. He has also been named as a Class A Director of the Company, effective January 1, 2020, and is expected to serve on the Executive Committee of the Board of Directors. As Chief Executive Officer, Mr. Pitcher will be eligible to receive a base salary of $700,000, target short-term incentive compensation equal to 60% of his base salary and target long-term incentive compensation equal to 70% of his base salary.

Mr. Pitcher, age 57, joined the Company in 1998 and has served as Chief Operating Officer - Property Casualty Companies since 2011. A copy of the news release announcing the appointment of Mr. Pitcher is attached hereto as Exhibit 99.1.

The announcement regarding the appointment of Mr. Pitcher follows the previously announced planned retirement of James P. Brannen. On November 20, 2019, the Company entered into a Retirement and Transition Agreement with Mr. Brannen to provide for the orderly transition of his duties to Mr. Pitcher. Under the terms of the Retirement and Transition Agreement, Mr. Brannen will continue to serve as Chief Executive Officer and a Class A Director of the Company through December 31, 2019, at which time he will resign from those positions and thereafter serve as CEO Emeritus, reporting to the Chief Executive Officer, from January 1, 2020 through February 28, 2020, his retirement date. For twelve months following his retirement date, Mr. Brannen has agreed to make himself reasonably available to the Company to periodically consult and advise the Company with respect to historical information and current management practices. The Retirement and Transition Agreement provides for Mr. Brannen’s receipt of base salary at his current rate through February 14, 2020 and base salary in the total amount of $2,500 thereafter through his retirement date, a transition bonus payment in the amount of $1,000,000 payable on February 28, 2020 and receipt of his current company car and laptop computer as of his retirement date. Any rights of Mr. Brannen under the Retirement and Transition Agreement are in addition to rights he may otherwise have under the benefit plans, agreements or arrangements of the Company to which he is a party or in which he is a participant. The Retirement and Transition Agreement also contains certain restrictive covenants applicable to Mr. Brannen. The foregoing description of the Retirement and Transition Agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed with this report as Exhibit 10.1 and is incorporated by reference herein. The Company anticipates the property-casualty insurance companies it manages will reimburse the Company for a portion of the expense associated with the Retirement and Transition Agreement, consistent with the portion of total compensation expense of Mr. Brannen generally allocated to such property-casualty insurance companies.

On November 21, 2019, D. Scott Stice, a named executive officer of the Company, resigned as Chief Marketing Officer, effective immediately. Mr. Stice served as Chief Marketing Officer since joining FBL Financial Group in 2013. A search for his successor is underway.

On November 18, 2019, James A. Holte notified the Company of his intention to resign as a director of the Company, effective December 9, 2019. Mr. Holte currently serves as the President of the Wisconsin Farm Bureau Federation. He does not intend to seek re-election to that office at the Wisconsin Farm Bureau Federation's annual meeting to be held in December 2019, and as a result, he would thereafter be ineligible to serve as a Class B Director of the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Retirement and Transition Agreement effective as of November 20, 2019 between FBL Financial Group, Inc. and James P. Brannen
99.1	News release of FBL Financial Group, Inc. dated November 18, 2019
104	Cover Page Interactive Data File formatted as iXBRL (Inline eXtensible Business Reporting Language) and contained in Exhibit 101.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 21, 2019                    FBL FINANCIAL GROUP, INC.

By    /s/ Donald J. Seibel
Donald J. Seibel
Chief Financial Officer